CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to (i) the special committee of the Board of Directors (the “Board”) of Oaktree Strategic Income II, Inc. (“OSI2”) and (ii) the Board of OSI2, as Annex C to the Joint Proxy Statement/Prospectus which forms a part of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (file No. 333-267988) filed on the date hereof (the “Amended Registration Statement”) relating to the proposed merger of Project Superior Merger Sub, Inc., a wholly owned subsidiary of Oaktree Specialty Lending Corporation (“OCSL”), with and into OSI2, after which OSI2 will merge immediately with and into OCSL and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Amended Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.

Dated: November 28, 2022

Keefe, Bruyette & Woods, Inc.